April 28, 2020

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Location Code: JQB5
Attention: Russell M. Donohoe

Re: Master Custodian Agreement - New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two (2) new series of shares to be known as:

American Century ETF Trust - American Century Mid Cap Growth Impact ETF
American Century ETF Trust - American Century Sustainable Equity ETF (the “New Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the New ETF Portfolios under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

American Century Investment Management, Inc. on behalf of
American Century ETF Trust - American Century Mid Cap Growth Impact ETF
American Century ETF Trust - American Century Sustainable Equity ETF

By:    /s/ Otis H. Cowan
Name:    Otis H. Cowan
Title:    Vice President, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/Andrew Erickson

Name:	Andrew Erickson

Title:	Executive Vice President
Effective Date: May 6, 2020

American Century Investments
P.O. Box 410141, 4500 Main Street    americancentury.com    Corporate Headquarters: Kansas City, MO
Kansas City, MO 64141-0141    800-345-2021 or 816-531-5575